Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-109261and No. 333-32819 on Form S-8 of LOGIC Devices Incorporated, Registration Statement No. 333-175281 on Form S-1 of  LOGIC Devices Incorporated, and Registration Statement No 333-16591 on Form S-3 of LOGIC Devices Incorporated of our report dated December 29, 2011, relating to our audit of the financial statements, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of LOGIC Devices Incorporated for the year ended September 30, 2011.

HEIN & ASSOCIATES LLP

Irvine, California

December 29, 2011